As filed with the Securities and Exchange Commission on September 15, 2022

Registration No. 333-265127
Registration No. 333-231619
Registration No. 333-218573
Registration No. 333-196695
Registration No. 333-40317
Registration No. 333-20721

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-265127
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-231619
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-218573
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-196695
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-40317
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-20721

UNDER
THE SECURITIES ACT OF 1933
_________________________________________

USA TRUCK, INC.
(Exact name of registrant as specified in its charter)

Delaware	71-0556971
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

3200 Industrial Park Road
Van Buren, Arkansas	72956
(Address of Principal Executive Offices)	(Zip Code)

USA TRUCK, INC. 2014 OMNIBUS INCENTIVE PLAN, AS AMENDED
USA TRUCK, INC. EMPLOYEE STOCK PURCHASE PLAN
1997 NONQUALIFIED STOCK OPTION PLAN FOR NONEMPLOYEE DIRECTORS OF USA TRUCK, INC.
(Full title of the plans)

Zachary B. King
Executive Vice President and Chief Financial Officer
USA Truck, Inc.
3200 Industrial Park Road
Van Buren, Arkansas 72956
(Name and address of agent for service)

(479) 471-2500
(Telephone number, including area code, of agent for service)
_________________________________________
Copy to:
Heidi Hornung-Scherr
Scudder Law Firm, P.C., L.L.O.
411 South 13th Street, Suite 200
Lincoln, Nebraska 68508
(402) 435-3223

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,”  “smaller reporting company,” and "emerging growth company"  in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Accelerated filer ☒
Non-Accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act
☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of USA Truck, Inc., a Delaware corporation (the “Registrant”):

•
Registration Statement No. 333-265127, filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 20, 2022, registering 250,000 shares of common stock, par value $0.01 per share, of the Registrant (“Common Stock”) issuable pursuant to the USA Truck, Inc. 2014 Omnibus Incentive Plan (as amended, the “Amended 2014 Plan”);

•	Registration Statement No. 333-231619, filed with the SEC on May 20, 2019, registering 500,000 shares of Common Stock issuable pursuant to the Amended 2014 Plan;
•	Registration Statement No. 333-218573, filed with the SEC on June 7, 2017, registering 500,000 shares of Common Stock issuable pursuant to the Amended 2014 Plan;
•	Registration Statement No. 333-196695, filed with the SEC on June 11, 2014, registering 500,000 shares of Common Stock issuable pursuant to the USA Truck, Inc. 2014 Omnibus Incentive Plan;
•	Registration Statement No. 333-40317, filed with the SEC on November 14, 1997, registering 200,000 shares of Common Stock issuable pursuant to the USA Truck, Inc. Employee Stock Purchase Plan; and
•
Registration Statement No. 333-20721, filed with the SEC on January 30, 1997, registering 25,000 shares of Common Stock issuable pursuant to the 1997 Nonqualified Stock Option Plan for Nonemployee Directors,

in each case, plus such indeterminate number of shares of Common Stock as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
On June 23, 2022, the Registrant, Schenker, Inc., a New York corporation (“Parent”), and Tango Merger, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), providing for, upon the terms and subject to the conditions contained therein, the merger of Merger Sub with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent. The Merger became effective on September 15, 2022 (the effective time of the Merger, the “Effective Time”).
At the Effective Time, each share of the Common Stock issued and outstanding immediately prior to the Effective Time, other than shares to be cancelled pursuant to Section 2.1(b) of the Merger Agreement and Dissenting Shares (as defined in the Merger Agreement), was converted into the right to receive $31.72 in cash, without interest (the “Merger Consideration”), subject to any applicable withholding taxes.
At the Effective Time, each outstanding and unexercised option to purchase shares of Common Stock (whether vested or unvested and whether exercisable or unexercisable) (a “Stock Option”) became fully vested and was cancelled in exchange for the right to receive a cash payment, without interest and subject to applicable tax withholding, of an amount equal to the product of (i) the total number of shares of Common Stock underlying each such Stock Option and (ii) the excess of the Merger Consideration over the exercise price per share of each such Stock Option.
At the Effective Time, each outstanding share of restricted stock of the Registrant (whether vested or unvested) (“Restricted Stock”), became fully vested and was cancelled in exchange for the right to receive a cash payment, without interest and subject to applicable tax withholding, of an amount equal to the product of (i) the total number of shares of Common Stock underlying each such award of Restricted Stock and (ii) the Merger Consideration.
At the Effective Time, each outstanding performance stock unit with respect to shares of Common Stock (whether vested or unvested) (a “PSU”), became fully vested and was cancelled in exchange for the right to receive a cash payment, without interest and subject to applicable tax withholding, of an amount equal to the product of (i) the total number of shares of Common Stock underlying each such PSU and (ii) the Merger Consideration.
In accordance with undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities registered pursuant to the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered but unsold under the Registration Statements, if any, as of the filing date of these Post-Effective Amendments. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and to terminate the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Van Buren, State of Arkansas, on September 15, 2022.

USA Truck, Inc.

By:	/s/ Zachary B. King
Zachary B. King
Executive Vice President and Chief Financial Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.